EXHIBIT 23.5

CONSENT OF HUGH S. POTTS, JR.

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of Renasant Corporation in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (File No. 333-187633) under the Securities Act of 1933, as amended, relating to the business combination of Renasant Corporation and First M&F Corporation.

/s/ Hugh S. Potts, Jr.
Hugh S. Potts, Jr.
May 21, 2013